Callon Petroleum Announces CFO Retirement

HOUSTON, March 16, 2021 /PRNewswire/ -- Callon Petroleum Company (NYSE: CPE) ("Callon" or the "Company") today announced that, due to personal and health reasons, Senior Vice President and Chief Financial Officer James "Jim" Ulm, II will retire in May 2021. The Company has commenced a search for a successor to Mr. Ulm, who will continue in an advisory role to the Company after his retirement to assist with the transition of the new CFO.

“Over the past several years, I have been fortunate to work alongside Callon’s talented and dedicated team as we have taken steps to strengthen our status as a leading operator in the Permian and Eagle Ford Shale and position the company to deliver meaningful long-term value to its stakeholders,” said Mr. Ulm. “While this is a difficult decision, I have determined that it is in Callon’s and my family’s best interests to take time to focus on my personal life at this stage of my career.”

Joe Gatto, President and Chief Executive Officer, commented “I am grateful to Jim who, since joining Callon in 2017, has helped us grow the business through a series of acquisitions which are the cornerstone of the scaled development model that we operate today. These initiatives have created a visible path to sustainable free cash flow generation which was clearly demonstrated in 2020. With Jim’s guidance, we have made great strides in strengthening our financial profile over the past twelve months, having successfully improved our liquidity and absolute debt position despite challenging market conditions. We will continue to build on these initiatives in 2021 and beyond. The entire organization is deeply appreciative for Jim’s enduring contributions to Callon and wish him, Shelley and their family all the best.”

About Callon Petroleum Company

Callon Petroleum is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.

This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review under the "News" link on the top of the homepage.

Contact:

Mark Brewer
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
1-281-589-5200
1